Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED

FEBRUARY 2, 2008

– Comparable store sales growth of 11.7%, gross margin rate improvement, and expense leverage drive significant improved performance for the fiscal year –

– Company also provides outlook for 2008–

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (March 5, 2008)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended February 2, 2008.

The Company sold its Saks Department Store Group (“SDSG”) businesses in 2005 and 2006, and the sold SDSG businesses are presented as “discontinued operations” in the prior year period. Saks Fifth Avenue (“SFA”) and Club Libby Lu are reflected in the Company’s continuing operations.

Overview of Fourth Quarter Results

Saks recorded net income of $39.5 million, or $.26 per share, for the fourth quarter ended February 2, 2008.

The fourth quarter included the following after-tax items totaling a net gain of $10.4 million, or $.07 per share:

•	expenses of approximately $1.9 million for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its SDSG businesses,

•	charges of $0.4 million related to asset impairments and dispositions,

•	a gain of $8.1 million associated with proceeds from an insurance settlement related to the New Orleans store, which was destroyed in the aftermath of hurricane Katrina,

•	a net gain of $1.6 million related to an Off 5th store closing and the sale of an unused support facility, and

•	a $3.0 million state income tax valuation adjustment (credit).

For the prior year fourth quarter ended February 3, 2007, the Company recorded income from continuing operations of $21.6 million, or $.14 per share. After recognition of the Company’s after-tax loss from discontinued operations of $0.1 million, or $.00 per share, net income totaled $21.5 million, or $.14 per share, in last year’s fourth quarter. The prior year fourth quarter included the following after-tax items totaling net charges of $6.9 million, or $.05 per share:

•	expenses of approximately $10.0 million for retention, severance, and transition costs,

(more)

•

an $8.2 million non-cash charge related to the treatment under Financial Accounting Standard 123(r) (“FAS 123(r)”) of the anti-dilutive adjustment made to outstanding options resulting from the Company’s $4 per share dividend paid in the fourth quarter,

•	net charges of $2.7 million primarily related to asset impairments and dispositions,

•

expenses of approximately $1.4 million for legal and other costs associated with the previously disclosed investigation by the Securities and Exchange Commission (“SEC”) (which has been concluded) and the investigation by the Office of the United States Attorney for the Southern District of New York,

•	income of approximately $14.4 million primarily due to the favorable conclusion of certain tax examinations and the adjustment of certain tax valuation allowances, and

•	an insurance deductible adjustment (credit) of $1.0 million related to the New Orleans store.

The prior year period included an extra week, creating a 14-week fiscal fourth quarter and a 53-week fiscal year that occurs every six years in the accounting cycle for the Company and many other retailers. Management estimates that the extra week added $.06 to earnings per share for the prior year fourth quarter and fiscal year.

Overview of Results for the Fiscal Year

Saks recorded net income of $47.5 million, or $.31 per share, for the fiscal year ended February 2, 2008.

The fiscal year included the following after-tax items totaling net charges of $16.2 million, or $.11 per share:

•	expenses of approximately $18.1 million for retention, severance, and transition costs,

•	expenses of approximately $3.7 million associated with the aforementioned investigations as well as the settlement of two related vendor lawsuits,

•	a loss on extinguishment of debt totaling $3.4 million related to the repurchase of $106.3 million of senior notes,

•	charges of $2.9 million related to asset impairments and dispositions,

•	a $0.8 million expense related to a state tax adjustment,

•	a gain of $8.1 million associated with proceeds from an insurance settlement related to the New Orleans store,

•	a gain of $1.6 million related to an Off 5th store closing and the sale of an unused support facility, and

•	a $3.0 million state income tax valuation adjustment (credit).

For the prior fiscal year ended February 3, 2007, the Company recorded a loss from continuing operations of $7.3 million, or $.05 per share. After recognition of the Company’s after-tax gain from discontinued operations of $61.1 million, or $.45 per share, net income totaled $53.7 million, or $.40 per share. The prior year also included the following after-tax amounts totaling net charges of $34.3 million, or $.25 per share:

•	expenses of approximately $22.3 million related to retention and severance,

(more)

•

a $21.0 million non-cash charge related to the treatment under FAS 123(r) of the anti-dilutive adjustment made to outstanding options resulting from the Company’s $4 per share dividends paid in the second and fourth quarters,

•	net charges of $7.8 million primarily related to asset impairments and dispositions,

•	expenses of approximately $3.6 million related to the aforementioned investigations,

•	income of approximately $16.8 million due to the favorable conclusion of certain tax examinations and the adjustment of certain tax valuation allowances,

•	a one-time gain of $2.6 million resulting from modifications made to SFA’s pension plan, and

•	an insurance deductible adjustment (credit) of $1.0 million related to the New Orleans store.

Comments on the Fourth Quarter

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “Excluding certain items and last year’s 53rd week, our fourth quarter operating income improved approximately 140 basis points, to 5.7%.

“Our fourth quarter 9.0% comparable store sales growth was among the very best in the industry and was on top of a 9.9% comparable store sales increase in last year’s fourth quarter. Our comparable store sales grew nearly 11% in the five-month period between August and December 2007. However, sales momentum began slowing in the latter part of the fourth quarter as evidenced by our 4.1% and 3.4% comparable store sales increases reported in January and February, respectively. Sales increases in several of our previously high-growth rate businesses such as handbags, footwear, and men’s have slowed.”

Sadove continued, “As expected, the more challenging promotional and overall macroeconomic environment that we began to experience in the third quarter continued throughout the fourth quarter and put pressure on our merchandise margins. In spite of that, excluding last year’s 53rd week, the fourth quarter year-over-year gross margin rate was flat. Keep in mind that in last year’s fourth quarter, we were able to expand our gross margin rate by 380 basis points, excluding the 53rd week.

“As expected, we achieved leverage on SG&A expenses for the quarter. Excluding the previously outlined certain items and last year’s 53rd week, we realized approximately 70 basis points of leverage for the quarter.”

The prior year fourth quarter included an approximate 50 basis point benefit in gross margin rate, an approximate 60 basis point benefit in SG&A leverage, and an approximate 30 basis point benefit in Other Operating Expenses due to the inclusion of the 53rd week.

Comments on the Year

Sadove noted, “I am very pleased with the progress we made during 2007. Excluding certain items, our operating margin was 4.2%, double the 2.1% generated in 2006. This performance exceeded our targeted performance for 2007 and was driven by our comparable store sales increase of 11.7%, 50 basis points of gross margin expansion, 70 basis points of SG&A leverage, and 100 basis points of leverage on other operating expenses (depreciation and amortization, rents, and taxes other than income taxes).

(more)

“Our outsized comparable store sales growth indicates that we significantly improved our competitive positioning by market, driven by our merchandise, service, marketing, and capital investments.”

Sadove continued, “Many of our merchandise categories performed very well in 2007, including handbags; women’s shoes; jewelry; and men’s apparel, accessories, and shoes. We generated solid performance across all geographies and store sizes, and our robust sales performance was achieved in spite of disruption related to several major remodeling projects. Our New York City flagship location had an outstanding year, outperforming the Company average and benefiting from increased store traffic driven in part by the opening of 10022-SHOE and tourism. The number of transactions and the average dollars per transaction rose for the year.

“The growth of Saks Direct continues to substantially exceed the Company average. Customers have responded to our completely redesigned and enhanced website as well as our constantly broadening merchandise selections. The Direct business grew by approximately 40% for the fourth quarter and the year.

“Off 5th continued to gain momentum as our merchandise assortments are being improved with both more direct purchases from core vendors and private brand product.”

2007 Accomplishments

Sadove noted, “Throughout 2007, we developed and executed strategies that not only improved our operating performance for the year but laid the groundwork for continued improvement of the business over time. Our expectations were that our 2007 operating margin (excluding certain items) would approximate 4%, and indeed, we generated a 4.2% margin for the year. We outpaced our competitors in sales growth and made real progress in reinforcing our position as a premier luxury retailer. Some accomplishments I am most proud of include:

•

We completed the consolidation and integration of all corporate functions so that our organizational structure has been streamlined and more appropriately-sized. We have assembled a team that is talented, experienced, focused, and collaborative.

•

Our by-store merchandise assortments were substantially improved, through the implementation of our “parallel planning” and “9-box grid” assortment matrix processes, an increased focus on key items, and offering more exclusive and unique products. We experienced outsized growth in several focus categories including men’s, jewelry, footwear, and handbags.

•

We improved merchandise planning and allocation including organizational enhancements, better disciplines and processes, and implementation of an upgraded merchandise planning system. We are systematically rolling out these changes to each of our merchandising areas.

•

We continued to enhance our customer experience through the implementation of our new ‘best-in-class’ point-of-sale/clienteling system to a total of 23 stores, through strengthened training programs, and the migration of nearly 90% of our selling force to commissioned-based pay.

•	On the marketing front, such original campaigns as 10022-SHOE reflected the innovation and collaboration of our teams and compelled customers to shop with us.

(more)

•

Our targeted capital investments, largely in high-impact vendor shops and first-floor selling space, improved the productivity of our existing stores. Examples include the recently completed renovations of our Phoenix, Palm Beach Gardens, Chicago, and San Francisco stores and the introduction of our extraordinary designer shoe floor (10022-SHOE) in our New York City flagship. The total renovation of our Boston store continued, with the final phase of the expansion and renovation to be finished in 2008. Renovations of our South Coast Plaza store in Los Angeles and our Naples, Florida store began in 2007 and will be completed in 2008. Through these and other projects, we added over 90 vendor shops across the chain.

•

We continued to grow the Saks Direct business by substantially increasing the breadth and depth of our product offerings. Our website underwent a major redesign to enhance the customer experience. Consequently, 2007 revenues were up nearly 40% over last year.

•

We successfully repositioned the Off 5th business to emphasize our 48 stores as a channel of distribution that includes not only clearance merchandise but also direct-from-vendor product and more private brand. We have developed a new prototype store design, and we are formalizing expansion plans for 2008.”

Year-End Balance Sheet Highlights

Consolidated inventories at February 2, 2008 totaled $857.2 million, an approximate 9% increase from the prior year on both a total and comparable stores basis. Sadove noted, “In looking at the risk profile of this increase, approximately 30% resides in replenishment, basic, and continuative product, which we believe carries minimal markdown risk. The balance of the increase is principally attributable to strategic investments in highly productive areas like handbags, footwear, men’s, and select core women’s designer resources. Due to the very recent slowdown in our business, we believe this inventory carries a moderate risk profile, higher than the ‘low to moderate’ profile that we assessed in previous periods.”

At fiscal year end, the Company had approximately $101.2 million of cash on hand and no direct outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at February 2, 2008 totaled approximately $572.6 million, and debt-to-capitalization was 32.8% (without giving effect to cash on hand), down from 38.5% one year ago. We repurchased $106.3 million of senior notes in 2007.

In 2007, the Company repurchased approximately 1.72 million shares of common stock at an average price of $15.95. The Company has remaining availability of approximately 35.7 million shares under its existing repurchase authorization programs.

Kevin Wills, Executive Vice President and Chief Financial Officer, commented, “We believe that our invested cash, our cash flow, and the unfunded liquidity in our revolving credit facility will provide flexibility for additional investments in our business and may provide opportunities to further strengthen our balance sheet and to purchase additional common stock.” Management believes it is appropriate to target ongoing financial leverage with a Funded Debt to EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) ratio of less than 2.5x.

Net capital spending for the fiscal year ended February 2, 2008 totaled approximately $141 million.

(more)

Outlook for 2008 and Beyond

Sadove noted, “I remain very positive about the long-term prospects for the luxury sector and specifically for our Saks Fifth Avenue business. We have made much progress over the last two years in improving the competitive positioning of the business.

“Notwithstanding our improved performance and the longer-term outlook for the luxury channel, we expect to continue to face an increasingly challenging macroeconomic and promotional environment in 2008 and are taking a more conservative approach to planning the business for this year. However, we are intent on staying the course with the strategies and initiatives we have underway as we believe these are the right actions for the long term.”

Sadove noted, “Our main focus areas for 2008 will be to:

•	Continue to improve by-store merchandise assortments through further strengthening of our luxury matrix. We will focus on our core brands, key items, and exclusive product offerings by market.

•	Complete the implementation of changes to the merchandise planning and allocation organization, processes, and systems.

•	Enhance our marketing effectiveness through increased local marketing, Saks First, and more innovative marketing efforts.

•

Drive an increased selling and customer experience focus through the roll-out of the new point-of-sale/clienteling system to the balance of the store base, improved utilization of the system, and implementation of in-store efficiency and process improvements.

•

Make additional strategic capital investments by continuing our attention on highly productive stores and categories. We will open or remodel over 100 vendor shops and focus on seven major store projects. Specifically, we will:

•	complete the renovation of South Coast Plaza (Los Angeles);

•	complete the expansions and renovations of Naples, Florida and Boston;

•	renovate and expand key main floor businesses in our Houston and Miami and Bal Harbour, Florida stores;

•	Extend certain key learnings from our 10022-SHOE concept in New York City to six additional markets – Beverly Hills, Houston, Phoenix, South Coast Plaza, San Francisco, and Miami; and

•

continue the ongoing investments in our New York City flagship, touching six out of ten floors by adding select vendors, expanding existing highly productive businesses (such as handbags and women’s designer apparel), and introducing several new concepts in our cosmetics and fragrance area.

•	Continue to seek efficiency improvement opportunities in our corporate functions.

•	Produce outsized growth in the Saks Direct business through further merchandise assortment expansion and continued service and site-functionality enhancements.

•

Continue to grow and improve the profitability of the Off 5th business through further expansion of Saks Fifth Avenue private-brand merchandise and direct purchases from vendors. We will open our prototype store in Orlando, Florida this April and open additional select new stores later in the year.”

The Company’s financial expectations for 2008 (excluding the impact of previously outlined certain items) are built on the following assumptions:

•

Comparable store sales growth of mid-single digits for the full year, with the assumption of low-to-mid single digit comparable store sales growth in the first half of the year and mid-single digit comparable store sales growth in the second half of the year. Comparable store sales assumptions for much of the store base are relatively conservative, with somewhat higher growth expected from the New York City flagship store, recently renovated locations, and Saks Direct. February 2008 comparable store sales increased 3.4% over the prior year.

(more)

•	Inventory levels will be more in-line with the Company’s sales growth expectations by the beginning of the third fiscal quarter.

•	A modest decrease in the year-over-year gross margin rate, with more pressure concentrated in the first half of the year in light of the current macroeconomic and competitive environment.

•	Modest SG&A expense leverage as a percent of sales, excluding the impact of previously outlined certain items, with more leverage expected in the second half of the year.

•	Relatively flat Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) as a percent of sales.

•	Interest expense approximating $37 million.

•	Depreciation and amortization of approximately $145 million.

•	An effective tax rate of approximately 40.0%.

•	A diluted common share count of approximately 154 to 157 million.

•	Annual capital expenditures of approximately $125 million, which will include store renovations, maintenance capital, and ongoing information technology enhancements.

Sadove concluded, “Our 2008 outlook reflects a continuation of the strategies that have delivered sales and operating margin growth over the last six quarters. However, due to the challenging and competitive environment, our belief is that our operating margin (excluding certain items) will remain relatively flat in 2008.

“I continue to be optimistic regarding our long-term strategic plans and believe we can deliver additional operating expansion in the future as we benefit from our ongoing strategic initiatives. Additional gross margin expansion is anticipated in future years as the recent and further scheduled refinements to the planning and allocation systems, processes, and organization positively impact the Company’s performance. We also remain very focused on our expense structure and expect to see future operating efficiencies while also investing for the long-term. I remain confident that we can close the gap in operating margins with our peer group over time, expanding the operating margin to 8% and beyond in the future.”

Sales Detail

For the current year, the fourth quarter and fiscal year periods ended February 2, 2008 and included 13 weeks and 52 weeks, respectively. For the prior year, the fourth quarter and fiscal year periods ended February 3, 2007 and included 14 weeks and 53 weeks, respectively. Comparable store sales numbers below are based on comparisons of the 13 weeks and 52 weeks ended February 2, 2008 to the 13 and 52 weeks ended January 27, 2007. The prior year fourth quarter included an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers.

(more)

Total sales numbers below represent owned department sales and leased department commissions for SFA and Club Libby Lu. Total sales (in millions) for the fourth quarter and fiscal year ended February 2, 2008 compared to last year’s fourth quarter and fiscal year ended February 3, 2007 were:

	This Year	Last Year	Total Increase	Comparable Increase
Quarter	$999.7	$955.0	4.7%	9.0%
Fiscal Year	$3,282.6	$2,940.0	11.7%	11.7%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Quarter	$10.9	$10.0
Fiscal Year	$30.2	$27.1

Separately today, the Company announced comparable store sales for February 2008, a copy of which can be found at www.saksincorporated.com.

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, March 5, 2008 to discuss fourth quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 30473217).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue (“SFA”) which is comprised of 54 Saks Fifth Avenue stores, 48 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

(more)

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	February 2, 2008		February 3, 2007
Net sales	$999,724	100.0%	$955,000	100.0%
Cost of sales	625,419	62.6%	593,084	62.1%

Gross margin	374,305	37.4%	361,916	37.9%

Selling, general and administrative expenses	237,074	23.7%	255,520	26.8%
Other operating expenses:
Property and equipment rentals	24,356	2.4%	29,612	3.1%
Depreciation & other amortization	34,554	3.5%	35,433	3.7%
Taxes other than income taxes	24,672	2.5%	18,696	2.0%
Store pre-opening costs	318	0.0%	238	0.0%
Impairments and dispositions	705	0.1%	4,433	0.5%

Operating income	52,626	5.3%	17,984	1.9%
Other income (expense):
Interest expense	(10,214)	-1.0%	(12,385)	-1.3%
Gain (loss) on extinguishment of debt	—	0.0%	—	0.0%
Other income, net	18,005	1.8%	6,459	0.7%

Income from continuing operations before provision (benefit) for income taxes	60,417	6.0%	12,058	1.3%
Provision (benefit) for income taxes	20,945	2.1%	(9,558)	-1.0%

Income from continuing operations	39,472	3.9%	21,616	2.3%

Discontinued operations:
Income (loss) from discontinued operations	—	0.0%	—	0.0%
Gain (loss) on disposal of discontinued operations	—		(158)
Provision (benefit) for income taxes	—	0.0%	(63)	0.0%

Income from discontinued operations	—	0.0%	(95)	0.0%

Net income	$39,472	3.9%	$21,521	2.3%

Per-share amounts - Income from continuing operations
Basic earnings per common share:	$0.28		$0.16
Diluted earnings per common share:	$0.26		$0.14

Per-share amounts - Net income
Basic earnings per common share:	$0.28		$0.16
Diluted earnings per common share:	$0.26		$0.14

Weighted average common shares:
Basic	140,169		138,391
Diluted	152,507		151,422

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Fiscal Year Ended
	February 2, 2008		February 3, 2007
Net sales	$3,282,640	100.0%	$2,940,003	100.0%
Cost of sales	1,999,227	60.9%	1,804,294	61.4%

Gross margin	1,283,413	39.1%	1,135,709	38.6%

Selling, general and administrative expenses	850,158	25.9%	819,218	27.9%
Other operating expenses:
Property and equipment rentals	107,991	3.3%	114,718	3.9%
Depreciation & other amortization	134,635	4.1%	128,522	4.4%
Taxes other than income taxes	86,778	2.6%	80,614	2.7%
Store pre-opening costs	1,015	0.0%	597	0.0%
Impairments and dispositions	4,816	0.1%	12,443	0.4%

Operating income	98,020	3.0%	(20,403)	-0.7%
Other income (expense):
Interest expense	(42,314)	-1.3%	(50,136)	-1.7%
Gain (loss) on extinguishment of debt	(5,634)	-0.2%	7	0.0%
Other income, net	24,908	0.8%	28,407	1.0%

Income from continuing operations before provision (benefit) for income taxes	74,980	2.3%	(42,125)	-1.4%
Provision (benefit) for income taxes	27,507	0.8%	(34,783)	-1.2%

Income from continuing operations	47,473	1.4%	(7,342)	-0.2%
Discontinued operations:
Income from discontinued operations	—	0.0%	1,459	0.0%
Gain on disposal of discontinued operations			191,918
Provision for income taxes	—	0.0%	132,293	4.5%

Income from discontinued operations	—	0.0%	61,084	2.1%

Net income	$47,473	1.4%	$53,742	1.8%

Per-share amounts - Income from continuing operations
Basic earnings per common share:	$0.34		$(0.05)
Diluted earnings per common share:	$0.31		$(0.05)

Per-share amounts - Net income
Basic earnings per common share:	$0.34		$0.40
Diluted earnings per common share:	$0.31		$0.40

Weighted average common shares:
Basic	140,402		135,880
Diluted	153,530		135,880

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	February 2, 2008	February 3, 2007
ASSETS
Current assets
Cash and cash equivalents	$101,162	$277,883
Merchandise inventories	857,173	785,302
Other current assets	124,973	146,893
Deferred income taxes, net	42,827	40,763

Total current assets	1,126,135	1,250,841

Property and equipment, net	1,092,004	1,099,331
Goodwill and intangibles, net	297	324
Deferred income taxes, net	97,108	152,754
Other assets	55,480	41,053

TOTAL ASSETS	$2,371,024	$2,544,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$176,844	$231,038
Accrued expenses and other current liabilities	282,311	382,346
Dividend payable	2,641	12,729
Current portion of long-term debt	319,242	236,667

Total current liabilities	781,038	862,780

Long-term debt	253,346	450,010
Other long-term liabilities	161,267	135,374

Total liabilities	1,195,651	1,448,164
Commitments and Contingencies	—	—
Shareholders’ Equity	1,175,373	1,096,139

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,371,024	$2,544,303